COMPUTER ASSOCIATES REPORTS Q4, FULL FISCAL 2004 RESULTS
AND PROVIDES GUIDANCE FOR 2005

-	Quarterly revenue Increases 10 percent over 2003 to $850 Million

-	Total revenue for 2004 Increases 8 percent over 2003 to $3.28 Billion

-	GAAP quarterly earnings from continuing operations: $0.05 per share

-	GAAP full-year loss from continuing operations is $0.06 Per Share

-	GAAP Net EPS: $0.15 for quarter; $0.04 for full fiscal year

-	Operating (non-GAAP) EPS: $0.18 for Quarter; $0.61 for the Year

-	Cash from continuing operations: $588 million for quarter; $1.28 billion for full year

-	Guidance for 2005:

o	Q1 revenue: $865 to $885 Million

o	Q1 EPS: GAAP $0.05 to $0.07; operating $0.17 to $0.19

o	Full year revenue: $3.5 to $3.7 billion

o	Full year EPS: GAAP $0.28 to $0.33; operating $0.73 to $0.78

-	2005 Guidance Reflects New Channel Business Model, Stock Option Expensing, Expanded Investments

ISLANDIA, N.Y., May 25, 2004 - Computer Associates International, Inc. (NYSE: CA), the world's largest management software company, today announced financial results for its fourth quarter and fiscal year ended March 31, 2004, and provided revenue and earnings per share guidance for the first quarter and fiscal year 2005. CA had previously announced preliminary results for the fourth quarter and fiscal year 2004 on May 6, 2004.

"It is apparent from our results that CA is continuing to advance its leadership position in the rapidly expanding management software market," said Kenneth Cron, CA's interim chief executive officer. "Despite a number of distractions during the quarter, our employees have remained focused on providing the broadest and most innovative software suite in the industry to meet customers' demand for infrastructure, security and storage management capabilities.

"I am most proud that customer satisfaction continued to make improvements in fiscal 2004, as confirmed by CA's annual customer survey," continued Cron. "This improved satisfaction - the fourth consecutive year of such positive feedback - was a driver of CA's solid results across all product lines and geographies, particularly in Europe. Customers continue to deploy more of our solutions as they realize the value of integrated management software that allows them to address the complexities and inefficiencies in their IT systems."

Jeff Clarke, CA's chief operating officer and chief financial officer, said CA experienced growth in nearly every performance metric in the fourth quarter.

"Total revenue increased 10 percent over last year's fourth quarter, and new deferred subscription revenue, often referred to as 'contract bookings,' increased 33 percent to $836 million in the period. As contract bookings represent what we expect to collect from our customers over the life of the applicable software licenses, it is an important indicator of the fundamental strength of our business. Assisted by the strong contract bookings reflected in the fourth quarter, we closed fiscal 2004 with a deferred subscription revenue balance of approximately $4.3 billion."

Financial Overview

Total revenue for the fourth quarter of fiscal year 2004 was $850 million. The improvement over the similar period last year was driven primarily by an increase in subscription revenue associated with the stronger contract bookings and the ongoing transition to the Company's current business model. For the fiscal year 2004, CA reported revenue of $3.28 billion, an 8 percent increase from the $3.03 billion in revenue recorded for fiscal year 2003.

CA's revenue related to its distribution and OEM partners, referred to as the "channel," or indirect sales business, experienced a 14 percent increase in contract bookings in the quarter compared to last year. However, a higher mix of maintenance-inclusive arrangements contributed to a 9 percent decline in Software Fees and Other Revenue for the quarter compared to last year. The Company said its continued effort to improve the channel business through enhanced partnerships and related programs is making progress. As announced recently, the company has named Executive Vice President Gary Quinn, who previously oversaw European and Latin American direct sales, along with the channel business, to focus solely on the channel business.

"As we said at the start of the 2005 fiscal year, we see the indirect business as a significant growth opportunity for CA," Clarke said. "We are devoting considerable resources - in both the personnel and financial areas - to maximize our efforts in this market."

Commissions and royalties increased approximately $20 million in the quarter compared to the fourth quarter of fiscal 2003 due to strong contract bookings in the fourth quarter of fiscal 2004. The Company experienced an improvement of approximately $29 million for the quarter related to the provision for doubtful accounts compared to the prior year quarter associated with the continued reduction in old business model accounts receivable.

The Company also recorded a $10 million charge in the fiscal fourth quarter associated with the pending government investigation. This charge is based on an initial offer the Company made to the government in connection with recent settlement discussions associated with the previously disclosed Department of Justice and SEC investigation. The Company cannot predict the timing or outcome of the government investigation or the amount of any fine or penalty, which may be significant, that may be imposed.

Income from continuing operations on a GAAP basis for the fourth quarter was $29 million, or $0.05 per diluted share, compared to a loss of $106 million, or $0.18 per diluted share, reported in the similar period last year. For the full year, loss from continuing operations on a GAAP basis was $36 million, or $0.06 per diluted share compared to a loss of $270 million, or $0.47 per share in fiscal year 2003. Fourth quarter GAAP earnings reflected the net of tax, $60 million gain from the sale of ACCPAC and the $10 million investigation charge. Full year GAAP earnings also reflected the $60 million gain from the sale of ACCPAC, the $10 million investigation charge, a $33 million, net of tax, credit to the provision for doubtful accounts, as well as a $105 million, net of tax, shareholder litigation settlement charge recorded in the second quarter of the 2004 fiscal year.

On a fully diluted operating basis (excluding all acquisition-related amortization, the previously disclosed shareholder litigation settlement charge, and the government investigation charge), the Company earned $0.18 per share in the fourth quarter of fiscal year 2004, compared to $0.08 per share in the fourth quarter of fiscal year 2003, and $0.61 per share for the full fiscal year compared to $0.18 per share last fiscal year. Operating earnings per share is a non-GAAP financial measure as noted in the discussion of non-GAAP results below. A reconciliation of GAAP income from continuing operations to non-GAAP operating income is included in the tables following this press release.

Capital Structure

For the full fiscal year, CA generated approximately $1.28 billion in cash from continuing operations compared to $1.31 billion last year. It was the seventh consecutive year CA has generated more than a billion dollars in cash from continuing operations. In the fourth quarter, operating cash flow was $588 million, up slightly from the $574 million reported in the same period last year. The balance of cash and marketable securities at March 31, 2004 was approximately $1.9 billion, up $550 million from December 31, 2003. With $2.3 billion in debt outstanding, the Company has a net debt position of just under $400 million - the company's lowest net debt level in more than eight years. CA has no bank debt drawn under its current credit facility and its next scheduled debt repayment is April 2005.

Product Areas

"CA's leadership in management software, and the positioning of our products as enabling complete, integrated and open environments, is yielding benefits for our customers and the company," Clarke said. "In the fourth quarter, we saw continued strength and increased market share in the Enterprise Management and Security Management markets - two important segments of the substantial addressable management software market.

"In the quarter, our Enterprise Management business unit posted 34 percent year-over-year contract bookings growth, and our Security business unit posted an even more impressive increase of 46 percent versus the prior year. For the full fiscal year, Enterprise Management contract bookings grew approximately 20 percent, and Security grew approximately 30 percent versus fiscal 2003," he said.

Outlook for Fiscal Year 2005

"The CA management team is encouraged by signs of continued increases in technology spending, a trend evidenced by the increase in our average contract size over last year's fourth quarter," Cron said. "Accordingly, we believe that it is appropriate to make even greater investments back into our business, so we will remain competitive and increase our market share. However, we also continue to run our business under the assumption that customers will require immediate value for every dollar they spend, and our outlook for fiscal 2005 reflects such conservatism."

The following guidance (CA's initial guidance for this period) is based on current expectations and represents "forward looking statements" (as defined below):

For the first quarter ending June 30, 2004:

-	Revenue in the range of $865 million to $885 million

-	GAAP earnings per share in the range of $0.05 to $0.07

-	Diluted operating (non-GAAP) earnings per share in the range of $0.17 to $0.19

For the full fiscal year 2005:

-	Revenue in the range of $3.5 billion to $3.7 billion

-	GAAP earnings per share in the range of $0.28 to $0.33

-	Diluted operating (non-GAAP) earnings per share in the range of $0.73 to $0.78

"Three factors should be considered with respect to our fiscal year 2005 guidance: the decision to provide channel partners with much of the same flexibility and product offerings as in our direct business, necessitating accounting for a majority of the channel revenue on a subscription basis; the full year impact of expensing stock based compensation; and, significant investments we are committing to build our businesses," Clarke said.

"The accounting for channel revenue on a subscription, or ratable, basis is expected to have the effect of decreasing fiscal 2005 revenue by approximately $125 million, with an associated impact on earnings of approximately $0.13 per share. We expect to implement this change effective with our second fiscal quarter. The expensing of stock options is expected to decrease both GAAP and operating earnings per share by approximately $0.01 for the first quarter and $0.04 for the full year. Additionally, we expect to make significant investments in fiscal 2005 not only in our channel business, but also in expanding the Asia/Pacific region and in further building our industry-leading security management software business, where we see significant opportunity for growth.

"CA's channel business provided a small portion of our total revenue in fiscal year 2004," Clarke said. "As CA's channel business grows, and our partners increasingly sell integrated solutions, our FlexSelect licensing model will become even more important to this business. This is the opportune time to make a change for our partners and this will also make the recording of CA's channel revenue consistent with our overall business model," Clarke said.

CA expects to file its audited annual report on Form 10-K prior to the required filing date of June 14, 2004. The company also expects to file at that time amended quarterly reports on Form 10-Q with the accompanying independent auditors' review reports. The quarterly reports will reflect a revenue reduction associated with the previously announced and now finalized corrections to revenue of $3 million, $5 million and $7 million for the first, second, and third quarters of fiscal year 2004, respectively.

Fourth Quarter Webcast

The Company will host a webcast at 5 p.m. EDT today to discuss its fourth quarter and fiscal year 2004 results. Individuals can access the webcast at http://ca.com/invest or listen to the call at 1 (706) 679-5227.

Non-GAAP Financial Measures

This press release includes financial measures for net income and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP "operating" net income and earnings per share exclude non-cash amortization of acquired technology and other intangibles, the class-action and derivative litigation settlement charge, the government investigation charge and the applicable tax effects of these items. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding non-cash acquisition related charges, the litigation settlement charge, and the government investigation charge, these non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results, comparisons to competitors' operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and is a key variable in determining management incentive compensation.

The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release.

About CA

Computer Associates International, Inc. (NYSE: CA), the world's largest management software company delivers software and services across operations, security, storage, life cycle and service management to optimize the performance reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries. For more information on CA, please visit http://ca.com.

In addition to the historical information presented, certain statements in this release may constitute "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; the outcome of pending or any future governmental inquiries; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the effects of war or acts of terrorism; dependency on large licensing transactions; risks associated with the recent loss and ongoing replacement of key personnel; the risk that our filings with the SEC, including our 10-K, may not be made in a timely manner; the effect of actions taken by credit rating agencies; delays in product delivery; reliance on mainframe capacity growth; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness-related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in our filings with the Securities and Exchange Commission, which are available at www.sec.gov CA assumes no obligation to update the information in this press release, except as otherwise required by law.

© 2004 Computer Associates International, Inc.  One Computer Associates Plaza, Islandia, N.Y. 11749.  All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Jeanne Glass	Dan Kaferle
	Investor Relations	Public Relations
	(631) 342-2131	(508) 284-9788
	jeanne.glass@ca.com	daniel.kaferle@ca.com

Table 1
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Consolidated Condensed Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Fiscal Year Ended
	March 31,			March 31,
	2004		2003	2004	2003
Subscription Revenue	$535		$395	$1,961	$1,414
Software Fees and Other	82		90	308	349
Maintenance	134		168	589	726
Financing Fees	38		61	184	290
Professional Services	61		61	234	248

Total Revenue	850		775	3,276 (1)	3,027

Amort. of Capitalized Software Costs	114	(2)	115 (2)	463 (3)	465 (3)
Cost of Professional Services	59		59	220	237
Selling, General and Administrative	303		320	1,247	1,322
Product Dev. and Enhancements	168		163	662	644
Commissions and Royalties	85		65	267	244
Depr. and Intangibles Amort.	34	(4)	37 (4)	134 (5)	140 (5)
Interest Expense, net	28		39	117	169
Other Gains/Expenses, net	6		14	52	94
Shareholder Litigation/Investigation Charge	10		-	168	-
Goodwill Impairment	-		80	-	80

Total Expenses	807		892	3,330	3,395

Income (Loss) From Continuing Operations Before Income Taxes (Benefit)	43		(117)	(54)	(368)
Income Taxes (Benefit)	14		(11)	(18)	(98)

Income (Loss) from Continuing Operations, net of taxes	$29		$(106)	$(36)	$(270)

Income from Discontinued Operation, Inclusive of Realized Gain on sale in FY2004, net of income taxes	60		-	61	3

Net Income (Loss)	$89		$(106)	$25	$(267)

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$0.05		$(0.18)	$(0.06)	$(0.47)
Income from discontinued operation	$0.10		-	$0.10	$0.01
Net Income (loss)	$0.15		$(0.18)	$0.04	$(0.46)
Basic weighted-average shares used in computation	584		575	580	575
Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$0.05		$(0.18)	$(0.06)	$(0.47)
Income from discontinued operation	$0.10		-	$0.10	$0.01
Net income (loss)	$0.15		$(0.18)	$0.04	$(0.46)
Weighted-average shares used in per share computations	589		575	580	575

(1)	Includes cumulative adjustments to reduce revenue in prior quarters of $15.

(2)	Includes Acquisition Amortization of $103 and $106 in 2004 and 2003, respectively.

(3)	Includes Acquisition Amortization of $423 and $430 in 2004 and 2003, respectively.

(4)	Includes Acquisition Amortization of $10 in both 2004 and 2003.

(5)	Includes Acquisition Amortization of $39 in both 2004 and 2003.

Table 2
COMPUTER ASSOCIATES INTERNATIONAL, INC.

Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	March 31,
	2004	2003(1)
Cash and Marketable Securities	$1,902	$1,496
Trade and Installment A/R, net	941	1,079
Deferred Income Taxes	454	287
Other Current Assets	108	117
Assets of Discontinued Operation	-	66

Total Current Assets	3,405	3,045
Installment A/R, net	820	1,299
Property and Equipment, net	641	662
Purchased Software Products, net	1,045	1,416
Goodwill, net	4,366	4,400
Other Noncurrent Assets, net	449	439

Total Assets	$10,726	$11,261

Loans Payable and Current Portion of Long -Term Debt	$2	$828
Deferred Subscription Revenue (collected)-Current	1,210	923
Other Current Liabilities	1,343	1,213
Liabilities of Discontinued Operation	-	65

Total Current Liabilities	2,555	3,029
Long-Term Debt, net of current portion	2,298	2,298
Deferred Income Taxes	565	1,047
Deferred Subscription Revenue (collected)-Noncurrent	276	173
Deferred Maintenance Revenue	285	324
Other Noncurrent Liabilities	29	27

Total Liabilities	$6,008	$6,898
Stockholders' Equity	4,718	4,363

Total Liabilities and Stockholders' Equity	$10,726	$11,261

(1)	Certain prior period balances have been reclassified to conform with the current period presentation.

Table 3
COMPUTER ASSOCIATES INTERNATIONAL, INC.

Quarterly Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2004	2003
OPERATING ACTIVITIES:
Net Income (Loss)	$89	$(106)
Less Income/Gain from Discontinued Operation, net of tax	(60)	-

Income/(Loss) From Continuing Operations	29	(106)
Adjustments to Reconcile Income (Loss) from Continuing Operations to Net Cash Provided by Continuing Operating Activities:
Depreciation and Amortization	148	152
Provision for Deferred Income Taxes	(291)	(310)
Decrease in Noncurrent Installment A/R, net	158	290
Increase (Decrease) in Deferred Subscription Revenue (collected) - Noncurrent	23	(11)
Increase in Deferred Maintenance Revenue	24	24
Decrease in Trade and Current Installment A/R, net	188	94
Increase in Deferred Subscription Revenue (collected) - Current	234	254
Impairment Charges	4	80
Other	71	107

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	588	574
INVESTING ACTIVITIES:
Acquisitions/ Purchase Accounting Liabilities/Divestitures	(20)	(11)
Proceeds from sale of ACCPAC	90	-
Other	(70)	(13)

NET CASH USED IN INVESTING ACTIVITIES	-	(24)
FINANCING ACTIVITIES:
Dividends	(24)	(23)
Debt Repayments, net	-	(10)
Exercises of Common Stock Options and Other	51	25
Purchases of Treasury Stock	(49)	(38)

NET CASH USED IN FINANCING ACTIVITIES	$(22)	$(46)

Table 4
COMPUTER ASSOCIATES INTERNATIONAL, INC.

Reconciliation of GAAP Results to Operating Results from Continuing Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2004	2003	2004	2003
Total Revenue (See Table 1)	$850	$775	$3,276	$3,027
Total Expenses (See Table 1)	807	892	3,330	3,395

Income (Loss) Before Taxes (See Table 1)	43	(117)	(54)	(368)
Non-GAAP Adjustments:
Purchased Software Amortization	103	106	423	430
Intangibles Amortization	10	10	39	39
Shareholder Litigation/Investigation Charge	10	-	168	-
Goodwill Impairment	-	80	-	80

Operating Income Before Interest Adj. & Taxes	166	79	576	181
Interest on Dilutive Convert. Bonds	2	2	8	2

Operating Income Before Taxes	168	81	584	183
Income Tax Provision	55	35	211	78

Net Operating Income	$113	$46	$373	$105
Diluted Operating EPS	$0.18	$0.08	$0.61	$0.18
# of Shares Used (1)	612	600	610	584

(1)	The number of shares used in the computation of diluted operating EPS for the three months and fiscal years ended March 31, 2004 and 2003 have been adjusted to reflect the dilutive impact of the Company's 1.625 percent Convertible Senior Notes and FY04 includes the impact from Shareholder Litigation Settlement shares.

The non-GAAP financial information set forth above is not prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table 5
COMPUTER ASSOCIATES INTERNATIONAL, INC.

Reconciliation of Projected GAAP Results on Continuing Operations to Operating
Results
(in millions, except per share data)
(unaudited)

	Three Months Ending			Fiscal Year Ending
	June 30, 2004			March 31, 2005
Projected Revenue Range	$865	to	$885	$3,500	to	$3,700

Projected GAAP EPS Range	$0.05	to	$0.07	$0.28	to	$0.33
Non GAAP Adjustments:
Projected Per Share Impact of Acquisition Amortization, Net of Taxes and Impact from Convertible Senior Notes	$0.12		$0.12	$0.45		$0.45

Projected Diluted Operating EPS Range	$0.17	to	$0.19	$0.73	to	$0.78

The projected Diluted Operating EPS set forth above is not prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

The projected GAAP and non-GAAP financial information set forth in this reconciliation represent forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties as identified in the Safe Harbor Statement of this press release.